ARTICLES OF AMENDMENT

                                                        OF

                                             ARTICLES OF INCORPORATION

                                                        OF

                                             TRANSCENDENT CORPORATION


         1.       The name of the Corporation is Transcendent Corporation.

         2. The following amendment to the Articles of Incorporation of the Corporation was duly approved by the Board of Directors pursuant to Section 78.315 of the Nevada General Corporation Law and by the holders of a majority of the common shareholders of the Corporation pursuant to Section 78.390 of the Nevada General Corporation Law acting by consent action pursuant to Section 78.320 of such law.

         3. Article First of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:




 The name of this Corporation shall be Space Launches Financing, Inc.

         4. Article Fourth of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

         Section 1. The amount of the total authorized capital stock of the Corporation is one thousand dollars ($1,000) consisting of Ninety Nine Million (99,000,000) shares of Common Stock and One Million (1,000,000) shares of Preferred Stock, all with a par value of $.00001 each. The reclassifications of the Corporation's Common Stock approved by the Board of Directors cumulatively of one new share of Common Stock for each 200 outstanding shares (with each fractional share to be rounded to the nearest whole share, but not less than one) is hereby ratified and approved. The Board of Directors has the power, without action by the shareholders, to issue the Common or Preferred Stock on such series and with such rights, privileges and restrictions as set forth in the resolutions of the Board of Directors, in accordance with the Nevada General Corporation Law.

         Section 2. There is hereby created a class of preferred stock denominated Series A Preferred Stock, with the following relative rights, designations and limitations:

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                  (a)      Number.  The number of shares constituting the
 Series A Preferred Stock shall be 1,000.

                  (b) Dividend. Holders of the Series A Preferred Stock are not entitled to receive dividends.

                  (c) Redemption. The Series A Preferred Stock shall not be redeemable.

                  (d) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive from the assets of the Corporation $.01 per share, all of which shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of common stock in connection with such liquidation, dissolution, or winding up. Each share of Series A Preferred Stock shall rank on a parity with each other share of Series A Preferred Stock, with respect to the respective preferential amounts fixed for such series payable upon any distribution of assets by way of liquidation, dissolution, or winding up of the Corporation. After the payment or the setting apart of payment to the holders of Series A Preferred Stock of the preferential amount so payable to them, the holders of common stock shall be entitled to receive, ratably, all remaining assets of the Corporation.

                  (e) Voting Rights. Except as otherwise provided by law, the holders of Series A Preferred Stock shall vote as a class with the holders of common stock. However, the holders of the Series A Preferred Stock, voting separately as a class, shall have the right, by unanimous vote of the class, to elect two-thirds (2/3) of the members of the Board of Directors, provided, however, that if the number of directors is not divisible by three (3), it shall be increased by one (1) additional member of the Board of Directors, entitling in such a case the Series A Preferred Stock holders to election of two-thirds (2/3) of the members of the Board of Directors plus one (1) additional director.

                  If the office of any director elected by the holders of the Series A Preferred Stock voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by the holders of the Series A Preferred Stock voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

                  If the office of any director elected by the holder of the Series A Preferred Stock as a class becomes vacant by any of the reasons specified above, and if there are no remaining directors on the Board of Directors elected by the holders of the Series A Preferred Stock voting as a class,

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                  then the  directors  elected by the  holders  of common  stock voting as a class may choose a successor who shall hold office until he is re-appointed or until his successor is chosen by the director elected by the holders of the Series A Preferred Stock voting as a class.

                  (f) No Conversion Rights. The Series A Preferred Stock shall not be convertible into any other class or series of shares of the Corporation.

                  (g)      Right of First Refusal.

                           A. Restriction on Sales. If a holder of Series A Preferred Stock desires to sell all or any part of his shares of Series A Preferred Stock in the Corporation and has received a bona fide offer, such holder of Series A Preferred Stock (the "Selling Shareholder") shall notify the remaining holders of record of the Series A Preferred Stock (the "Non-selling Shareholders") in writing, stating the number of shares desired to be sold, the amount of the bona fide offer, and the name of the offeror. For 15 days following delivery of such notice, the Non-selling Shareholders shall, on a proportional basis according to the number of Series A Preferred Shares owned by each of them, have an option to purchase the Selling Shareholder's shares of Series A Preferred Stock for the amount of the bona fide offer. The Non-selling Shareholders may exercise this option by delivering written notice to the Selling Shareholder within the 15-day period. If any holder of Series A Preferred Stock declines to exercise its option with respect to its proportional share, then the purchase option rights of the remaining holders of Series A Preferred Stock shall proportionately be increased.

                  If the Non-selling Shareholders do not exercise said option, the Selling Shareholder may sell his shares of Series A Preferred Stock in the Corporation on the terms disclosed to the original offeror. The Selling Shareholder must sell his shares of Series A Preferred Stock in the Corporation on the terms disclosed to the original offeror within 45 days after delivery of the original notice from the Selling Shareholder to the Non-selling Shareholders, otherwise the Non-selling Shareholders shall have another right to purchase the Shares for the 15 days following the expiration of the 45-day period.

                  B. Restriction on Other Transfer of Shares. If a holder of Series A Preferred Stock desires to transfer, hypothecate, assign or otherwise transfer ("Transfer") all or any part of his shares of
                  Series A Preferred Stock in the Corporation and Section A does not apply, such holder of Series
                  A Preferred Stock (the "Transferring Shareholder") shall deliver notice thereof (the "Transfer
                  Notice") to the other holders of the Series A Preferred Stock (the "Non-transferring Shareholders"), stating the shares desired to be Transferred, the name of the proposed Transferee, the manner of and reason for such Transfer, and the consideration (if any) to be received. For 15 days following

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                  the  determination  of the fair market value  pursuant to this
                  Section B, the Non-transferring Shareholders shall have an option to purchase such shares for their fair market value. The Non-transferring Shareholders may exercise this option by delivering written notice to the Transferring Shareholder within the 15-day period. If any holder of Series A Preferred Stock declines to exercise its option with respect to its proportional share, then the purchase option rights of the
                  remaining   holders  of  Series  A   Preferred   Stock   shall
                  proportionately be increased.

                  If the Transferring Shareholder and the Non-transferring Shareholders cannot agree on the fair market value of such shares within thirty (3) days after the Transfer Notice is given pursuant to Section C hereof, the fair market value shall be determined by three appraisers, one to be chosen by the Transferring Shareholder and announced in writing to the Non-transferring Shareholders within 45 days after the
                  Transfer notice is delivered, one to be chosen by the Non-transferring Shareholders and announced in writing to the Transferring Shareholder within 15 days after the selection of the first appraiser, and the third to be chosen by the first two appraisers within 15 days after the selection of the second appraiser. If the Transferring Shareholder does not select an appraiser within the 15-day period described above, the fair market value shall be determined by two appraisers, one chosen by the Non-transferring Shareholders and the second chosen by the first appraiser. The decision of a majority of the appraisers as to fair market value shall be binding on all parties.

                  If the Non-transferring Shareholders do not exercise their option under this Section B, the Transferring Shareholder may Transfer his shares of Series A Preferred Stock in the Corporation on the terms disclosed in the original notice sent to the Non-transferring Shareholders for a period of 45 days after expiration of the 15-day period, otherwise the Non-selling Shareholders shall have the right to purchase the Shares at such price for another 15 days.

                  C. Notice. Any notice given under Sections A and B shall be in writing and either (1) hand delivered, or (2) mailed by registered or certified mail, return receipt requested and postage prepaid, to the address of the Shareholder or the Corporation as the case may be. The Corporation or any Shareholder may change his address by giving notice of the change. Any hand delivered notice shall be considered given upon delivery. Any mailed notice shall be considered given on the third business day after being mailed by U.S. certified mail, postage prepaid."

         IN WITNESS WHEREOF, these Articles of Amendment have been executed this 17th day of November, 1997.

TRANSCENDENT CORPORATION


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Vice President

ATTEST:


Assistant Secretary

STATE OF CALIFORNIA                         }
                                            } ss.
COUNTY OF ORANGE                            }

         On November 17, 1997,  before me,  _________________________,  a notary public in and for said state, personally appeared Jolene Peterson, personally known to me to be the persons whose name is subscribed to the within instrument and acknowledged to me that they executed the same in their respective authorized capacities, and that by their signature on the instrument the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.


Signature ________________________



  (Seal)

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